Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CERo Therapeutics Holdings, Inc. of our report dated April 1, 2024, relating to the financial statements of CERo Therapeutics, Inc. for the year ended December 31, 2023, appearing in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2024.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

December 9, 2024